ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED DECEMBER 7, 2020 AND

PROSPECTUS DATED APRIL 27, 2018)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-224489

NASDAQ, INC.

$600,000,000 0.445% Senior Notes due 2022

$650,000,000 1.650% Senior Notes due 2031

$650,000,000 2.500% Senior Notes due 2040

Final Term Sheet

December 7, 2020

$600,000,000 0.445% Senior Notes due 2022

Title of Securities:	0.445% Senior Notes due 2022 (the “2022 Notes”)

Size:	$600,000,000

Maturity Date:	December 21, 2022

Interest Payment Dates:	Each June 21 and December 21, beginning on June 21, 2021

Record Dates:	The June 6 and December 6 prior to the applicable interest payment date

Coupon (Interest Rate):	0.445%

Price to Public:	100.000%

Benchmark Treasury:	0.125% due November 30, 2022

Benchmark Treasury Price and Yield:	99-30 3⁄4 and 0.145%

Spread to Benchmark Treasury:	+ 30 basis points

Yield to Maturity:	0.445%

Optional Redemption:

Prior to December 21, 2021 (12 months before their maturity date) (the “2022 Notes Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 5 basis points) (assuming the notes matured on the 2022 Notes Par Call Date).

At any time on or after the 2022 Notes Par Call Date, the 2022 Notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2022 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	63111XAC5 / US63111XAC56

Terms Applicable to the $650,000,000 1.650% Senior Notes due 2031:

Title of Securities:	1.650% Senior Notes due 2031 (the “2031 Notes”)

Size:	$650,000,000

Maturity Date:	January 15, 2031

Interest Payment Dates:	Each January 15 and July 15, beginning on July 15, 2021

Record Dates:	The January 1 and July 1 prior to the applicable interest payment date

Coupon (Interest Rate):	1.650%

Price to Public:	99.667%

Benchmark Treasury:	0.875% due November 15, 2030

Benchmark Treasury Price and Yield:	99-13 1⁄2 and 0.936%

Spread to Benchmark Treasury:	+ 75 basis points

Yield to Maturity:	1.686%

Optional Redemption:

Prior to October 15, 2030 (3 months before their maturity date) (the “2031 Notes Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 12.5 basis points) (assuming the notes matured on the 2031 Notes Par Call Date).

At any time on or after the 2031 Notes Par Call Date, the 2031 Notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	63111XAD3 / US63111XAD30

$650,000,000 2.500% Senior Notes due 2040

Title of Securities:	2.500% Senior Notes due 2040 (the “2040 Notes”)

Size:	$650,000,000

Maturity Date:	December 21, 2040

Interest Payment Dates:	Each June 21 and December 21, beginning on June 21, 2021

Record Dates:	The June 6 and December 6 prior to the applicable interest payment date

Coupon (Interest Rate):	2.500%

Price to Public:	100.000%

Benchmark Treasury:	1.375% due August 15, 2050

Benchmark Treasury Price and Yield:	92-14 and 1.700%

Spread to Benchmark Treasury:	+ 80 basis points

Yield to Maturity:	2.500%

Optional Redemption:

Prior to June 21, 2040 (6 months before their maturity date) (the “2040 Notes Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 15 basis points) (assuming the notes matured on the 2040 Notes Par Call Date).

At any time on or after the 2040 Notes Par Call Date, the 2040 Notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	63111XAE1 / US63111XAE13

Terms Applicable to All Notes:

Issuer:	Nasdaq, Inc.

Type:	SEC Registered

Trade Date:	December 7, 2020

Settlement Date:	December 21, 2020 (T+10)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Special Mandatory Redemption	If (x) the consummation of the Verafin Transaction does not occur on or before February 18, 2022 (the “Extended Termination Date”) or (y) we notify the Trustee that (i) the Verafin Transaction Agreement has been terminated in accordance with its terms prior to the consummation of the Verafin Transaction or (ii) the Company will not pursue the consummation of the Verafin Transaction (the earlier of the date of delivery of such notice described in clause (y) and the Extended Termination Date, the “special mandatory redemption trigger date”), we will be required to redeem all and not less than all of the Notes then outstanding by a date no later than 10 business days after the special mandatory redemption trigger date (the “special mandatory redemption end date”) at a redemption price equal to 101% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the special mandatory redemption date (the “special mandatory redemption price”).

Change of Control	If a Change of Control Triggering Event occurs with respect to any series of Notes, we will be required to make an offer to purchase all, or at the holder’s option, any part of each holder’s Notes of such series in cash for a purchase price equal to 101% of the aggregate principal amount of Notes of such series repurchased plus accrued and unpaid interest, if any, on the Notes of such series repurchased to, but not including, the date of purchase.

Interest Rate Adjustment	The interest rate payable on the Notes of each series will be subject to adjustment from time to time as described under the caption “Description of the Notes–Interest Rate Adjustment.”

Joint Bookrunning Managers:

J.P. Morgan Securities LLC (B&D)

BofA Securities, Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Skandinaviska Enskilda Banken AB (publ)

Wells Fargo Securities, LLC

Co-Managers:	ICBC Standard Bank Plc Siebert Williams Shank & Co., LLC TD Securities (USA) LLC Academy Securities, Inc. Blaylock Van, LLC Loop Capital Markets LLC

We expect that delivery of the Notes will be made against payment therefor on or about the closing date as specified on the cover page of the prospectus supplement, which will be the tenth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such Notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC website at www.sec.gov. Alternatively, copies may be obtained by contacting BofA Securities, Inc. at 1-800-294-1322; Goldman Sachs & Co, LLC at 1-866-471-2526; J.P. Morgan Securities LLC at 212-834-4533; or Morgan Stanley & Co. LLC at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG EMAIL OR ANOTHER COMMUNICATION SYSTEM.